TO: All Directors and Executive Officers of Artesian Resources Corporation (“Artesian”)

FROM: Carmen Hunter, Human Resources Employment Benefits Manager

RE: Notice of Blackout Period/Trading Prohibition

DATE: November 8, 2021

This notice is to advise you, pursuant to Rule 104 of Regulation BTR under the Securities Exchange Act of 1934, as amended, of an upcoming blackout period under the Artesian Resources Corporation Retirement Plan (the “Plan”).  The blackout period is expected to begin at 4:00 p.m. Eastern Time on December 8, 2021 and end during the week of December 27, 2021.

Effective December 15, 2021, Empower Retirement will become the record keeper for the Plan, replacing the current record keeper, Newport Group.  The blackout period is necessary to facilitate the accurate transfer of the Plan accounts and information from Newport Group to Empower Retirement in connection with this change. During the blackout period, participants and beneficiaries in the Plan will be unable to check their account balance, transfer or diversify their investments, or obtain a loan, withdrawal or distribution from Plan accounts. This will result in a blackout period for the Plan participants and beneficiaries.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR, during such a blackout period, directors and executive officers may not, directly or indirectly, purchase, sell or otherwise acquire or transfer an interest in any of Artesian’s equity securities if the director or executive officer acquired such securities in connection with his or her service or employment as a director or executive officer of Artesian (the “Compensatory Shares”). This prohibition applies to all Compensatory Shares held both inside and outside of the Plan. In other words, during this blackout period, transactions of Compensatory Shares may not be effected in the open market by directors or executive officers. The prohibition applies to transactions involving Compensatory Shares under your direct ownership as well as those in which you have a direct or indirect monetary interest. This prohibition is in addition to other restrictions on trading activity that Artesian may impose on its directors and executive officers.

During the blackout period, you may obtain, without charge, information as to whether the blackout period has ended by contacting Empower Retirement at 844-465-4455 or empowermyretirment.com. In addition, you may obtain the actual beginning and ending dates of the blackout period by contacting me by telephone at 302-453-6900 or by mail at Artesian Resources Corporation, 664 Churchmans Road, Newark, DE 19702.

If you have any questions about this notice, please contact me or Empower Retirement, as referenced above.